Exhibit 99.1

MBIA Inc. Reports Second Quarter 2014 Financial Results

ARMONK, N.Y.--(BUSINESS WIRE)--August 6, 2014--MBIA Inc. (NYSE: MBI) (the Company) today reported adjusted pre-tax income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $39 million for the second quarter of 2014 compared with an adjusted pre-tax loss of $160 million for the same period of 2013. MBIA Inc. recorded consolidated net income of $120 million, or $0.45 per diluted share, for the second quarter of 2014 compared with a consolidated net loss of $178 million, or $0.94 per diluted share, for the same period of 2013.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $27.05 as of June 30, 2014 compared with $26.64 as of March 31, 2014 and $27.78 as of December 31, 2013.

“Our risk-reduction efforts continued in the second quarter of 2014, and we are increasingly seeing the results in our financial metrics,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “We had our first adjusted pre-tax gain since the fourth quarter of 2012 and had positive consolidated operating cash flow. Net payments on second-lien exposures in MBIA Corp., which began a long decline in the second quarter of 2009, resulted in net recoveries in this quarter for the first time and adjusted book value was higher than the level in the preceding quarter.”

“In National, earnings improved relative to last year’s second quarter. Consistent with the underwriting and pricing discipline in our business plan, we did not write any new business in the face of continued low interest rates, narrow spreads and competitive pricing levels throughout the second quarter,” Mr. Chaplin continued. “Stress affecting our exposures to the Commonwealth of Puerto Rico continued in the quarter, and we’re closely monitoring the situation. Whatever the outcome, investors holding National-wrapped bonds will receive all of their contractually-due payments, which we believe will increase appreciation of the value of insurance in the marketplace.”

The improvement in adjusted pre-tax income for the three months ended June 30, 2014 compared with the same period of 2013 was driven primarily by lower losses on insured exposures and decreases in legal and litigation related operating expenses.

ABV per share and adjusted pre-tax income provide investors with alternative views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV per share to book value (BV) per share calculated in accordance with GAAP and adjusted pre-tax income to pre-tax income calculated in accordance with GAAP are attached.

The increase in reported consolidated net income in the second quarter of 2014 was primarily due to lower losses and loss adjustment expenses (LAE), lower net losses on the fair value of insured derivatives, higher net gains on the sale of investments and lower operating expenses, partially offset by putback recoveries in consolidated variable interest entities (VIEs) in the second quarter of 2013 that did not recur in the second quarter of 2014. Net income and ABV per share in the second quarter of 2014 were also positively impacted by a reduction in the valuation allowance against the Company’s deferred tax asset following the sale of certain previously impaired assets.

Consolidated total revenues for the three months ended June 30, 2014 included $47 million of net losses on the fair value insured derivatives compared with $182 million of net losses for the same period of 2013. The net losses on the fair value of insured derivatives in the second quarter of 2014 were principally the result of claim payments and changes in spreads and pricing of underlying collateral, partially offset by the effects of changes in the weighted average lives on transactions. The net losses on the fair value of insured derivatives in the second quarter of 2013 were principally the result of favorable changes in the market perception of MBIA Insurance Corporation’s (MBIA Corp.) credit risk, partially offset by the commutation of derivatives at prices below fair value. Consolidated total expenses for the three months ended June 30, 2014 included $12 million of net insurance loss and LAE compared with $188 million for the same period of 2013. The decrease in net insurance loss and LAE was principally the result of lower losses from an international road transaction and high-yield corporate CDOs in 2014 compared to 2013.

Year-to-Date Results

The Company’s consolidated adjusted pre-tax loss for the six months ended June 30, 2014 was $60 million compared with an adjusted pre-tax loss of $180 million in the same period of 2013. The reduction in the adjusted pre-tax loss for the six months ended June 30, 2014 was primarily due to a decrease in losses and LAE on insured exposures and lower legal and litigation-related operating expenses.

The Company recorded consolidated net income of $376 million, or $1.83 per diluted common share for the six months ended June 30, 2014, compared with a consolidated net loss of $14 million, or $0.07 per diluted common share, for the same period of 2013. Consolidated total revenues for the six months ended June 30, 2014 included $422 million of net gains on insured derivatives compared with $243 million of net losses for the same period of 2013. The net gains on insured derivatives in 2014 were principally associated with the reversal of unrealized losses from commutations partially offset by settlements and claim payments. Consolidated total expenses for the six months ended June 30, 2014 included $62 million of net insurance loss and LAE compared with a benefit of $6 million for the same period of 2013. The increase in net insurance loss and LAE in 2014 compared with 2013 was principally related to putback recoveries on second-lien RMBS transactions in the first half of 2013 that did not recur in the first half of 2014, partially offset by a decrease in losses for certain U.S. public finance transactions.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corporation (National) subsidiary. The U.S. Public Finance Insurance segment recorded $62 million of pre-tax income in the second quarter of 2014 compared with $14 million of pre-tax income in the same period of 2013.

Total premiums earned in the U.S. Public Finance Insurance segment were $67 million in the second quarter of 2014, down 34 percent from $102 million of total premiums earned in the same period of 2013, reflecting a 43 percent decrease in refunded premiums earned and a 26 percent decline in scheduled earned premiums. Refunded premiums earned declined due to a lower level of refunded transactions within National’s insured portfolio. The decline in scheduled earned premiums resulted from portfolio amortization and high refunding volume over the past several years. National did not write any new business during the second quarter of 2014 as it maintained its underwriting and pricing discipline in a market where low interest rates, narrow spreads and competitive pricing levels were inconsistent with meeting its return targets.

Net investment income for the U.S. Public Finance Insurance segment was $27 million in the second quarter of 2014, down 23 percent from $35 million in the second quarter of 2013 primarily due to lower average yields following the repayment in May of 2013 of the secured loan that National had extended to MBIA Insurance Corporation.

Net gains on financial instruments at fair value and foreign exchange totaled $15 million in the second quarter of 2014, compared with $2 million of losses in the same period of 2013. The improvement was primarily attributable to higher gains from asset sales and from increased mark-to-market gains on investments in the second quarter of 2014 compared with the second quarter of 2013.

The U.S. Public Finance Insurance segment’s losses and LAE totaled $17 million in the second quarter of 2014 compared with $66 million in the same period of 2013. The losses and LAE for the three months ended June 30, 2014 primarily related to reserve increases for Puerto Rico exposures, partially offset by decreases in reserves for certain general obligation bonds. The losses and LAE for the same period of 2013 related to increases in reserves for certain general obligation bonds. The Company estimates future losses by using probability-weighted scenarios that are customized to each insured transaction. Future loss estimates consider debt service due for each insured transaction, as well as the credit profile of the transaction and security provisions that either mitigate losses or provide opportunities for the Company to recover paid claims.

Expenses associated with the amortization of deferred acquisition costs totaled $15 million in the second quarter of 2014, compared with $21 million in the same period of 2013, reflecting lower premiums earned and the reduction in the outstanding balance of the Company’s insured public finance portfolio.

Operating expenses were $16 million in the second quarter of 2014, compared with $35 million in the same period of 2013. The decrease in operating expenses in the second quarter of 2014 was driven by lower legal and consulting expenses following the settlement of certain litigation challenging the creation of National.

National had qualified statutory capital of $3.4 billion and claims-paying resources totaling $5.2 billion as of June 30, 2014.

On May 12, 2014, the Kroll Bond Rating Agency assigned a AA+, Stable Outlook insurance financial strength rating to National. On July 2, 2014, Moody's Investors Service affirmed National’s insurance financial strength rating at A3, and changed the outlook on the rating to negative from stable.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Structured Finance and International Insurance segment had a pre-tax loss of $12 million in the second quarter of 2014, compared with a pre-tax loss of $256 million in the same period of 2013. The pre-tax loss in the second quarter of 2014 decreased compared with the second quarter of 2013 primarily due to lower net losses on the fair value of insured derivatives and lower losses on insured exposures, partially offset by putback recoveries on second-lien RMBS transactions in consolidated VIEs in the first half of 2013 that did not recur in the first half of 2014.

The Structured Finance and International Insurance segment had an adjusted pre-tax loss of $28 million for the second quarter of 2014 compared with an adjusted pre-tax loss of $93 million for the second quarter of 2013. The decline in the adjusted pre-tax loss in the second quarter of 2014 was principally due to decreases in losses on insured exposures, legal and litigation-related costs and interest expense on the secured loan from National, which was repaid in full in May of 2013. These decreases were partially offset by a decrease in net gains on financial instruments at fair value and foreign exchange.

Insured portfolio economic loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) activity totaled $44 million in the second quarter of 2014, compared with $126 million in the same period of 2013. Economic losses from second-lien RMBS transactions and CMBS pools in the second quarter of 2014 were $34 million and $61 million, respectively, partially offset by $51 million of positive changes on ABS CDOs and other exposures.

Net loss and LAE payments on insured second-lien RMBS exposures were a negative $16 million in the second quarter of 2014 as recoveries from excess cash flow in the underlying transactions exceeded paid claims and LAE for the first time since the onset of the financial crisis. Net loss and LAE payments on these exposures totaled $74 million in the second quarter of 2013.

As of June 30, 2014, MBIA Corp.’s statutory balance sheet reflected $482 million in cash and invested assets. Cash, short-term investments and other highly liquid investments available to meet liquidity demands, excluding amounts held by subsidiaries, totaled $427 million. The Company believes MBIA Corp.’s current liquidity position, together with future cash inflows, is adequate to make expected future claim payments.

MBIA Corp. had qualified statutory capital of $741 million and claims-paying resources totaling $2.9 billion as of June 30, 2014.

Advisory Services

The Company’s Advisory Services business is primarily conducted through its Cutwater Asset Management subsidiary. The Advisory Services segment recorded a pre-tax loss of $2 million in the second quarter of 2014 compared with a pre-tax loss of $6 million in the same period of 2013. The lower pre-tax loss in the second quarter of 2014 resulted from a reduction in compensation, legal and consulting expenses.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its shared services company. The Company’s Wind-down Operations comprise its Asset/Liability Management (ALM) and Conduit segments. The ALM segment remains in run-off, while the wind-down of the Conduit segment was completed in the second quarter of 2014, as the remaining outstanding medium-term notes of Meridian Funding Corporation were retired and Meridian was dissolved.

The Corporate segment recorded pre-tax income of $88 million in the second quarter of 2014 compared with a pre-tax loss of $59 million in the same period of 2013. The improvement in the Corporate segment's pre-tax income was primarily driven by increased gains on the sale of invested assets and increased mark-to-market gains on the value of outstanding warrants issued on the Company’s common stock.

The Company’s Wind-down Operations recorded a pre-tax loss of $40 million in the second quarter of 2014 compared with a pre-tax loss of $26 million in the same period of 2013. The larger pre-tax loss in the second quarter of 2014 compared with the same period of 2013 was driven by greater net losses on financial instruments at fair value and foreign exchange and higher operating expenses of consolidated VIEs due to higher fees paid to the Corporate segment, partially offset by lower interest expense. The greater net losses on financial instruments at fair value and foreign exchange resulted from mark-to-market losses on interest rate swaps in the ALM asset portfolio in the second quarter of 2014 compared with gains in the second quarter of 2013, partially offset by lower losses on asset sales. Lower interest expense in the second quarter of 2014 compared with the second quarter of 2013 reflected lower outstanding debt in the ALM business following scheduled maturities, terminations and repurchases.

As of June 30, 2014, MBIA Inc. had liquidity of $365 million comprising cash and liquid assets of $317 million held in the Corporate segment available for general corporate liquidity purposes and $48 million not pledged directly as collateral held in the ALM segment. MBIA Inc. seeks to maintain sufficient liquidity and capital resources to meet its general corporate needs as well as the needs of the ALM operations. These amounts exclude $417 million held in escrow under its tax sharing agreement. The Company’s consolidated net operating loss (NOL) carryforward as of June 30, 2014 was approximately $3.4 billion. The Company expects to fully use the NOL carryforward prior to its expiration.

During the second quarter of 2014, the Company repurchased 842,072 of its common shares at a cost of $9 million and an average price of $11.07 per share. In July of 2014, the Company repurchased 1,244,665 of its common shares at cost of $14 million and an average price of $11.03 per share. There are no further shares authorized for repurchase under the Company’s 2007 share repurchase program.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, August 7, 2014 at 8:00 AM (EDT) to discuss its second quarter 2014 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 74173128. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on August 7 until 11:59 p.m. on August 22 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 74173128. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and unrealized gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives, including those related to consolidated VIEs, based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual net payments for the period plus the present value of the Company’s estimate of expected future net claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and loss adjustment expenses for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Economic Losses: Economic losses for a reporting period represent the change in the discounted values of net payments without regard to the manner in which they are presented in the Company’s financial statements. Economic losses are calculated in accordance with GAAP, with the exception of those related to insured credit derivative impairments. The amounts reported for insured credit derivative impairments are calculated in accordance with U.S. STAT because GAAP does not contain a comparable measurement basis for these contracts. Losses and recoverables on VIEs that are eliminated in consolidation are included because the consolidation of these VIEs does not impact whether or not the Company will be required to make payments under insurance contracts. As a result of the different accounting bases of amounts, the total economic losses represent a non-GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions except share and per share amounts)

	June 30, 2014	December 31, 2013
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,235 and $5,064)	$5,340	$4,987
Investments carried at fair value	244	204
Investments pledged as collateral, at fair value (amortized cost $370 and $483)	341	424
Short-term investments held as available-for-sale, at fair value (amortized cost $1,218 and $1,203)	1,219	1,204
Other investments (includes investments at fair value of $13 and $11)	17	16
Total investments	7,161	6,835

Cash and cash equivalents	534	1,161
Premiums receivable	975	1,051
Deferred acquisition costs	243	260
Insurance loss recoverable	624	694
Assets held for sale	29	29
Deferred income taxes, net	986	1,109
Other assets	243	222
Assets of consolidated variable interest entities:
Cash	66	97
Investments held-to-maturity, at amortized cost (fair value $2,780 and $2,651)	2,787	2,801
Investments held as available-for-sale, at fair value (amortized cost $0 and $136)	-	136
Fixed-maturity securities at fair value	474	587
Loans receivable at fair value	1,539	1,612
Loan repurchase commitments	363	359
Total assets	$16,024	$16,953

Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,251	$2,441
Loss and loss adjustment expense reserves	554	641
Investment agreements	660	700
Medium-term notes (includes financial instruments carried at fair value of $217 and $203)	1,286	1,427
Long-term debt	1,755	1,702
Derivative liabilities	449	1,152
Other liabilities	313	294
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,150 and $2,356)	4,937	5,286
Derivative liabilities	11	11
Total liabilities	12,216	13,654

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,359,451
and 277,812,430	281	278
Additional paid-in capital	3,118	3,115
Retained earnings	2,665	2,289
Accumulated other comprehensive income (loss), net of tax of $20 and $54	56	(86)
Treasury stock, at cost--86,924,313 and 85,562,546 shares	(2,333)	(2,318)
Total shareholders' equity of MBIA Inc.	3,787	3,278
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,808	3,299
Total liabilities and equity	$16,024	$16,953

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Premiums earned:
Scheduled premiums earned	$63	$77	$132	$156
Refunding premiums earned	26	47	45	88
Premiums earned (net of ceded premiums
of $2, $2, $5 and $5)	89	124	177	244
Net investment income	42	38	92	76
Fees and reimbursements	4	6	8	12
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(24)	(1,532)	(393)	(1,520)
Unrealized gains (losses) on insured derivatives	(23)	1,350	815	1,277
Net change in fair value of insured derivatives	(47)	(182)	422	(243)
Net gains (losses) on financial instruments at fair value and
foreign exchange	61	(6)	6	57
Net gains (losses) on extinguishment of debt	2	39	3	43
Other net realized gains (losses)	-	-	1	-
Revenues of consolidated variable interest entities:
Net investment income	13	14	25	30
Net gains (losses) on financial instruments at fair value
foreign exchange	23	78	26	111
Net gains (losses) on extinguishment of debt	-	-	4	-
Other net realized gains (losses)	-	1	-	1
Total revenues	187	112	764	331

Expenses:
Losses and loss adjustment	12	188	62	(6)
Amortization of deferred acquisition costs	8	11	18	27
Operating	49	103	95	209
Interest	52	60	106	120
Expenses of consolidated variable interest entities:
Operating	1	2	4	6
Interest	10	12	20	24
Total expenses	132	376	305	380
Income (loss) before income taxes	55	(264)	459	(49)
Provision (benefit) for income taxes	(65)	(86)	83	(35)
Net income (loss)	$120	$(178)	$376	$(14)

Net income (loss) per common share:
Basic	$0.61	$(0.94)	$1.93	$(0.07)
Diluted	$0.45	$(0.94)	$1.83	$(0.07)

Weighted average number of common shares outstanding:
Basic	189,169,042	189,163,527	189,101,884	189,135,587
Diluted	192,906,871	189,163,527	193,051,436	189,135,587

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted pre-tax income (loss)	$39	$(160)	$(60)	$(180)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	(1)	(20)	18	(2)
Mark-to-market gains (losses) on insured credit derivatives	(24)	1,350	814	1,277
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(41)	1,434	313	1,144
Pre-tax income (loss)	$55	$(264)	$459	$(49)

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted pre-tax income (loss)	$(28)	$(93)	$(138)	$(190)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	(1)	(79)	17	(63)
Mark-to-market gains (losses) on insured credit derivatives	(24)	1,350	814	1,277
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(41)	1,434	313	1,144
Pre-tax income (loss)	$(12)	$(256)	$380	$(120)

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:
	As of June 30, 2014

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share	$20.62	$4.67	$0.11	$(2.89)	$(3.03)	$19.48

Reverse net unrealized (gains) losses included in OCI (after-tax)	(0.15)	0.03	-	(0.04)	(0.16)	(0.32)

Add net unearned premium revenue (after-tax) (1) (2)	3.73	3.26	-	-	-	6.99

Reverse cumulative net loss from consolidating certain VIEs (after-tax) (3)	-	0.30	-	-	-	0.30

Reverse cumulative unrealized loss on insured credit derivatives (after-tax)	-	1.11	-	-	-	1.11

Subtract cumulative impairments on insured credit derivatives (after-tax) (1)	-	(0.51)	-	-	-	(0.51)

Adjusted Book Value per Share (4)	$24.20	$8.86	$0.11	$(2.93)	$(3.19)	$27.05

	As of December 31, 2013

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share	$19.83	$3.48	$0.12	$(2.89)	$(3.49)	$17.05

Reverse net unrealized (gains) losses included in OCI (after-tax)	0.34	(0.06)	-	0.08	0.01	0.37

Add net unearned premium revenue (after-tax) (1) (2)	4.15	3.55	-	-	-	7.70

Reverse cumulative net loss from consolidating certain VIEs (after-tax) (3)	-	0.38	-	-	-	0.38

Reverse cumulative unrealized loss on insured credit derivatives (after-tax)	-	3.87	-	-	-	3.87

Subtract cumulative impairments on insured credit derivatives (after-tax) (1)	-	(1.59)	-	-	-	(1.59)

Adjusted Book Value per Share (4)	$24.32	$9.63	$0.12	$(2.81)	$(3.48)	$27.78

(1) The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.

(2) The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.

(3) Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.

(4) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2014	December 31, 2013
Policyholders’ surplus	$2,207	$2,086
Contingency reserves	1,148	1,172
Statutory capital	3,355	3,258

Unearned premium reserve	1,548	1,678
Present value of installment premiums (1)	221	226
Premium resources (2)	1,769	1,904

Net loss and loss adjustment expense reserves (1)	(24)	(87)
Salvage reserves	140	177
Gross loss and loss adjustment expense reserves	116	90
Total claims-paying resources	$5,240	$5,252

Net debt service outstanding	$400,366	$435,194

Capital ratio (3)	119:1	134:1

Claims-paying ratio (4)	87:1	95:1

MBIA Insurance Corporation (5)
	June 30, 2014	December 31, 2013
Policyholders’ surplus	$371	$403
Contingency reserves	387	422
Statutory capital	758	825

Unearned premium reserve	526	535
Present value of installment premiums (6)	771	850
Premium resources (2)	1,297	1,385

Net loss and loss adjustment expense reserves (6)	(235)	103
Salvage reserves	1,051	1,148
Gross loss and loss adjustment expense reserves	816	1,251
Total claims-paying resources	$2,871	$3,461

Net debt service outstanding	$92,278	$106,385

Capital ratio (3)	122:1	129:1

Claims-paying ratio (4)	38:1	36:1

(1) At June 30, 2014 and December 31, 2013 the discount rate was 3.14%.

(2) The amounts consist of financial guarantee premiums and insured derivative premiums.

(3) Net debt service outstanding divided by statutory capital.

(4) Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5) The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.

(6) At June 30, 2014 and December 31, 2013 the discount rate was 5.09%.

CONTACT:
MBIA Inc.
Media
Kevin Brown, +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond, +1-914-765-3190